September 20, 2023	FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Kristina Waugh, 727.567.7654
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RAYMOND JAMES FINANCIAL REPORTS AUGUST 2023 OPERATING DATA

ST. PETERSBURG, Fla. - Raymond James Financial, Inc. (NYSE: RJF) today reported selected operating data for August 2023, in an effort to provide timely information to investors about monthly developments in certain key performance metrics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

“Solid advisor retention and recruiting across our multiple affiliation options helped Private Client Group assets under administration increase 12% over August 2022, although equity market declines during the month contributed to a modest decrease in client assets compared to July 2023,” said Chair and CEO Paul Reilly. “Clients’ domestic cash sweep and Enhanced Savings Program (ESP) balances were essentially unchanged compared to July, with ESP balances growing to $13.2 billion and cash sweep balances declining modestly. Our investment banking pipeline remains healthy.”

Operating Data

	As of			% change from
$ in billions	August 31, 2023	August 31, 2022	July 31, 2023	August 31, 2022	July 31, 2023
Client assets under administration	$1,295.5	$1,163.7	$1,313.5	11%	(1)%
Private Client Group assets under administration	$1,240.5	$1,107.5	$1,258.8	12%	(1)%
Private Client Group assets in fee-based accounts	$706.4	$626.9	$715.4	13%	(1)%
Financial assets under management	$202.6	$187.0	$204.6	8%	(1)%

Bank loans, net	$43.3	$42.8	$43.5	1%	—%

Clients' domestic cash sweep and Enhanced Savings Program balances	$57.5	$68.8	$57.6	(16)%	—%

About Raymond James Financial, Inc.

Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 8,700 financial advisors. Total client assets are $1.30 trillion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com.